Filing Fee Exhibit
Calculation of Filing Fee Table
SC TO-I
(Form Type)
Hagerty, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)

Fees to Be Paid	$38,285,154.14	$0.00014760	$5,650.89

Fees Previously Paid	—		—

Total Transaction Valuation	$38,285,154.14

Total Fees Due for Filing			$5,650.89

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$5,650.89

(1)The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Hagerty, Inc. (the “Company”) is offering holders of a total of 19,483,539 warrants to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), outstanding as of June 3, 2024, the opportunity to exchange such warrants and receive 0.2 of a share of Class A Common Stock in exchange for each warrant. The transaction value was determined by using the average of the high and low prices of the public warrants as reported on the New York Stock Exchange on May 30, 2024, which was $1.965 per warrant.
(2)The amount of the filing fee assumes that all outstanding warrants of the Company will be exchanged.